Exhibit 99.1
From the desk of Tracey Olson
Chief Executive Officer/General Manager
Merry Christmas and Happy New Year from Granite Falls Energy! This is the time of year to reflect on the accomplishments and the challenges of the past year and to learn from those experiences to meet the challenges ahead and set goals for not only the upcoming year, but for the long term future of Granite Falls Energy. Paul Enstad, Granite Falls Energy Chairman of the Board, highlights the financial accomplishments Granite Falls Energy has achieved, and I will address the challenges experienced and a glimpse at the future of Granite Falls Energy.
On November 15, 2007, Granite Falls Energy and the Minnesota Pollution Control Agency (MPCA) executed a Stipulation Agreement which included a $300,000 civil penalty for alleged air permit and water discharge violations. The Stipulation Agreement settled issues arising from an MPCA inspection on August 26, 2006 and the subsequent Notice of Violation that Granite Falls Energy received from the MPCA on January 4, 2007. The Stipulation Agreement identified the alleged violations, specified corrective actions, and assessed the civil penalty. There were a total of 28 alleged violations along with 13 corrective actions. At the time of executing the Agreement, Granite Falls Energy had completed all but two of the corrective actions. The two remaining actions items involve submitting an air permit modification amendment to address the addition of the fourth fermenter and to correct process throughput parameters within the air permit. The air permit amendment application must be submitted to MPCA by January 11, 2008.
The agreed upon $300,000 civil penalty was the result of intense negotiations with the MPCA. The civil penalty proposed by the MPCA was $907,000. The main component of this proposed penalty being the ‘economic benefit’ Granite Falls Energy received as a result of the alleged overproduction. As stated in the September 2007 newsletter, Management and the Board of Governors strongly believe there was no ‘economic benefit’ gained as a result of the alleged overproduction due to the fact that MPCA forced Granite Falls Energy to reduce production to get back into compliance (the forced reduction in gallons offset the previous gallons of overproduction). Although Management and the Board of Governors do not believe the MPCA was justified in receiving $300,000, settling allows Granite Falls Energy the opportunity to pursue permit amendments, to increase production and avoid the time and expense involved in litigation with the MPCA.
The permit amendment application being submitted in January will also request an increase in production of 4.9 million gallons of undenatured ethanol (200 proof) per year. Granite Falls Energy would like to pursue a greater production increase, but because of limitations due to water discharge, it is not possible for Granite Falls Energy to pursue an amendment for a greater increase than 4.9 million gallons at this time. The Granite Falls Energy Management team is actively pursuing options to address the water discharge limitations.
The Board of Governors recently approved the capital expenditure of approximately $760,000 to install a centrifuge along with related equipment to separate crude corn oil from the syrup produced. Currently the syrup is applied to the distillers grain, dried and sold as DDGS (dried distillers grain with solubles). It is estimated that Granite Falls Energy could extract approximately 6,500,000 pounds of crude corn oil per year using this technology. The end use of this corn oil includes: bio-diesel production; animal nutrition; and cooking oil. Current pricing for this corn oil is approximately $0.23 per pound. Piping tie-ins were performed during the October shut down and the centrifuge is scheduled to arrive at the plant in late March 2008 with anticipated operation beginning in early April 2008.
Looking forward we continue to see political support for ethanol and biofuels. The House of Representatives recently passed an energy bill that would require the use of ethanol and other biofuels to increase to 36 billion gallons by 2022. This bill increases the requirements for corn based ethanol to increase to 15 billion gallons by 2015 and would require 21 billion gallons of advanced biofuels such as cellulosic ethanol to be used. In addition, the proposed bill has accelerated the Renewable Fuels Standard (RFS) to require the use of 9 billion gallons of ethanol in 2008.
According to the Renewable Fuels Association, there are currently 134 plants operating in the United States with production capacity of approximately 7.3 billion gallons per year. In addition, there are 66 new plants under construction along with 10 plants expanding production for a combined total of an additional 6.2 billion gallons per year capacity. Will the demand for ethanol keep pace with the projected production? Will the relationships between the cost of corn and price received for ethanol be adequate for plants to continue production? What effects will consolidation have on the ethanol industry? How do various geopolitical events affect the ethanol industry and the economy? These, along with a multitude of other questions, are considered everyday in the market place leading to increased volatility and opportunities.
In calendar year 2007, Granite Falls Energy saw ethanol netbacks go from $1.85 per gallon in January to a high of $2.10 in June to a low of $1.53 in October. In that same timeframe, our per bushel corn costs (including hedging) went from $1.53 in January to $3.13 in October. Within the last eight
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Paul Enstad
Chairman of the Board of Governors
It is time again to give you an update on some of the items that pertain to your company. You should have all received your distribution checks from Granite Falls Energy, LLC. I was extremely excited to get mine and I am sure we all were. After completing our year-end internal financial audit, your Board voted to pay out two hundred dollars per unit. Along with the one hundred dollars per unit paid out last MarchApril, this makes a total of 300 dollars per unit paid out to the members in 2007. I am delighted about this feat for many reasons. I will list some of them in the following paragraphs.
Granite Falls Energy has made distributions totaling approximately 632 dollars per unit to date. This equates to a return on investment 0f 63.2% on your original investment of 1000 dollars per unit for the public offering. This includes one year of construction and a short two years of operations. Along with these distributions we paid off our long term debt. The starting balance of this loan was approximately 34 million dollars. This is cause for celebration on how our investment is taking shape. I remember during our equity drive meetings that it was stated many times that Granite Falls Energy would have an objective of a seven year payback to the investors and a seven year payback to the bank. I would say that we are very much ahead of schedule and we are running full steam ahead. I must also mention that this action will save the investors a lot of money in interest costs. The storm that Jim Sneed from Aventine talked about at last years annual meeting appeared to be upon us in October. The storm Jim referred to is what the industry termed the blend wall. Too much production coupled with higher corn prices and lower ethanol prices could create this blend wall. Recently, ethanol prices have strengthened as a result of greater demand, but the potential still exists that the ethanol markets will hit a blend wall and decline. If ethanol prices decline, we are positioned well with the fact that we are virtually debt free at Granite Falls Energy.
We also finished installing our water pipeline from the Minnesota River along with the Cold Liming Water Treatment System. I had a chance to see this entire system in working order this summer and it is impressive. This came at a cost of approximately 9.5 million dollars. This system was paid for with earnings. I look at this as a big “change order” to our initial construction costs. Our original intent was to immediately go to the river and we obtained the necessary easements prior to closing our equity drive. Before we began construction our pumping tests from the water wells gave the Department of Natural Resources the confidence to grant Granite Falls Energy a Water Appropriations Permit. The person assigned to our permitting felt that we would be able to use the well from three to five years. One of the caveats that came with the permit was to continue to search for other water sources. We were told after about six months of operations that we needed another source of water or we run the risk of having to shut the plant down. The aquifer that we were using was drawing down more rapidly than anticipated even though it was showing signs that it may be leveling out. Many aquifers have a shape of neck with a huge bowl at the bottom of the neck. The aquifer continues to recover in accordance with previous estimates and is approaching the static level prior to pumping. This aquifer can be used as a second source of water if needed. At this time we plan to use the river as our primary source of water.
The status of the arbitration demand with Glacial Lakes Energy, LLC is making headway. The two sides had a conflict of interest issue that was handled and agreed upon. The attorneys are working with the American Arbitration Association to set up a timeline and to put a plan in motion on how the process will be executed. Our plan is to proceed with this step with all of the due diligence at our command. We will continue to move forward and look for whatever is in the best interests of the owners.
As you may know Granite Falls Energy recently made headlines in the media concerning our alleged permit violations. In summary, the Minnesota Pollution Control Agency claimed that we were not reporting to them correctly, claimed that we were overproducing, and consequently making profits to which we were not entitled. Part of the three hundred thousand dollar stipulation agreement was considered a civil penalty and the rest was a fine assessed against Granite Falls Energy. We were also told that our permit did not allow us to produce wet feed. Your Board and management along with key plant personnel have spent a lot of time on this issue. The violations were discovered in August of 2006. We are taking this very seriously and the entire Granite Falls Energy staff has made great strides in complying with our reporting requirements. We have also discontinued production of wet feed and have cut ethanol production back to our permitted level. I have personally been told by several of the individuals from The Minnesota Pollution Control Agency working with Granite Falls Energy that the relationship has greatly improved and communication and reporting is working very well. At no time did we pollute the environment. Our emissions tests always came back under the limits. The MCPA has rules and regulations that can seem very complicated and at times the rules seem to change. Unless you pay attention and spend the time that is necessary to remain in compliance, minor problems can quickly become a huge problem. The future working relations with the Agency looks favorable and as we proceed with our permit amendments, we should be in a great position to receive our Amendments.
Granite Falls Energy is a financially strong company with great vision and dedication. We have excellent employees and they all take great pride in what they do. Having been with Granite Falls Energy from day one, the evidence to this fact is very clear. Challenges and opportunities lie ahead of us and as we work together to meet them and take advantage of them we are mindful of the great team effort that is working for Granite Falls Energy. The owners and employees have good reasons to be proud, and you and I should be proud as owners of this up and coming company. I want to wish each and every one of you a Merry Christmas and a Happy New Year.
Paul Enstad, Chairman, Granite Falls Energy, LLC
Robin Spaude
GFE Plant Manager
Since my last newsletter in September 2007 we have now gone through our fourth scheduled maintenance shutdown. Like the one in May we continued replacing more carbon steel valves and more carbon steel piping with stainless steel in distillation. Our T.O./HRSG (thermal oxidizer/heat recovery steam generator) had to have a thermal expansion joint rebuilt to reduce outside skin temperatures from the 700° F plus temperatures we were seeing to temps now averaging 120° F. Replacement of OEM belts and sheaves on critical ID fans, switching to banded v-belts to reduce maintenance adjustments on high horsepower equipment, upgrading pressure differential instrumentation from manometers to digital electronic sensors and completing pipe tie-ins for our soon to be installed de-oiling equipment is just a sampling of the many tasks (138 for the October shut-down) that kept us busy. Most importantly, it was all done safely while being done in the scheduled amount of time.
Our production and maintenance crews continue to focus on ways to run lean and efficiently. Production crews continue striving towards ways to extract the maximum alcohol yields from our fermenters. Several new pieces of lab equipment were added to assist our production and lab managers, Lee Poppe and Bryan Cain to maintain close control on various fermentation and water quality tests before applying the changes to full production.
Similar performance objectives applied to facility equipment operation. For example; our plant was built with a performance guarantee on natural gas consumption to not exceed 34,000 btu/gal of denatured alcohol. By the end of FY 2007 we had been averaging less than 27,000 btu/gal of denatured alcohol and we are still drying 100% of our DDGS. With a natural gas bill currently averaging approximately $28,750/day we are obligated to do as much as we can to keep consumption down. Our T.O. and dryers can be tuned like an engine to run leaner on fuel. Improved insulation in the T.O. and dryer fire chambers redirects the heat where it needs to be retained. Our maintenance manger, Tom Massman, and his staff of technicians along with our boiler operators, have all had a hand in getting the most performance out of our equipment. Though we’ve made some impressive progress, there is still room for improvement! Getting our MPCA permits amended to allow for the production of modified wet cake is a big step in that direction and that is now being reviewed by MPCA and our environmental engineer.
Grain Receiving/Shipping department has been running very smooth this past year. Chad Nelson, our Commodities Supervisor, and his two commodities handlers Brian and Dustin have done an excellent job of juggling incoming corn via rail and truck, DDG and ethanol loadout by rail and, when rail cars were delayed in the return, adapted well to loadout by truck. We can see up to 175 semi’s (for corn receiving and DDG load out) pass through our facility daily, unload up to 14 rail cars of corn, load out 4-6 rail cars with DDG and as many ethanol rail tank cars on one of these more hectic days and do so from 7:00 a.m. to 4:30 p.m. with these three individuals. It is a very busy area, with a brisk work pace, and employee efficiency and equipment dependability make it all happen all.
As you all know, water consumption in the ethanol industry, and now agriculture, has been a major topic of discussion lately. Our plant consumed 188.2 million gallons of raw water in calendar year 2006 from ground-water wells. That equated to approximately 4.0 gallons of raw water per gallon of denatured alcohol.
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weeks, ethanol netback prices have strengthened by approximately $0.28 per gallon and corn prices have risen approximately $0.40 per bushel. The main reason for the increase in ethanol prices has been increased demand. The additional demand was a result of the enormous spread that had developed between unleaded gasoline and ethanol prices. At one point in time, ethanol was trading at approximately $0.75 less than unleaded gasoline. Add the blender’s credit of $0.51 per gallon and there was a potential for the blenders to make approximately $1.25 on every gallon of ethanol they used. As a result of this opportunity for huge margins, discretionary blending has increased significantly and has driven ethanol prices up. It appears that demand and hence price should remain strong for the next few months. We believe that the industry must continue to work hard to push demand for ethanol, and Chad Friese, our Risk Manager, will discuss what Granite Falls Energy is doing to help push demand.
Management is confident Granite Falls Energy is well poised to be the low cost provider of ethanol. The plant is essentially debt free, it is located in an area with ample corn supply, utility costs are competitive, and our ethanol yields are some of the best in the industry. The Granite Falls team is continuously evaluating the efficiency of the operations, implementing cost saving techniques, and evaluating opportunities to produce and market additional co-products. In addition, Granite Falls Energy continues to evaluate possible technologies to reduce air and water emissions, to assist the organization in maintaining environmental compliance as well being an environmental steward. The research, evaluation and implementation of these technologies do not happen overnight, and I assure you that we are not going to jump feet first into anything without conducting due diligence concerning the economic and environmental effects of our decisions.
There are several people involved in researching, evaluating and implementing production process changes in our facility, but there are two individuals that ultimately have to make things work. These two are Lee Poppe our Production Manager, and Bryan Cain our Lab Supervisor. Lee and Bryan work hard to look for improvements and always have a positive attitude toward change. Thank you Lee and Bryan!
I will conclude by wishing all our unit holders, employees, vendors and customers a safe and prosperous New Year.
Stacie Schuler
Chief Financial Officer/Controller
Happy New Year from the Administration Staff at GFE...
Distribution checks ($200 per unit) were mailed on November 30, 2007, to all members of record as of October 1, 2007. Our “Tax Estimate” letter was mailed on December 14, 2007, for the fiscal year ended October 31, 2007, and November/December 2007. Please call our office if you have any questions, or if you did not receive either of these. We would also appreciate you letting us know of any address changes or corrections as soon as possible. We need to maintain accurate records at all times, but especially as we begin the tax preparation process. We will be mailing the K-1/KPI tax forms in early February 2008.
We are currently working on our annual SEC reporting for the fiscal year ended October 31, 2007. This report (10-KSB) will be available for viewing via the SEC link on our website by January 29, 2008. A copy of the 10-KSB report, along with the Proxy Statement, will be mailed to all current investors around March 1, 2008. This report will have the financials for the full fiscal year and corresponding footnotes, as well as current details of the entire company. Please take the time to read through this detailed report.
We ended the fiscal year with a net income of $15.9 Million, which equates to approximately $511 of earnings per membership unit. Please note that this is not the same as the estimated taxable income amount that was noted in the letter sent December 14th, and has no correlation with any cash distribution you may receive. Although the actual cash distributions you receive will be listed on the K-1 statements, you are not taxed on the cash distributions, but rather on your percentage of taxable income based on your percentage of ownership of the company. If you are not already having a professional tax preparer handle your tax returns, you may want to consider doing so to be sure you are calculating your tax obligation correctly, and including tax credits and deductions available to you.
All unit trades completed by November 30, 2007, through Alerus Securities, and private transfers submitted to our office by December 15, 2007, were submitted for approval to the Board of Governors. These trades and transfers have been approved and will be effective January 1, 2008. New certificates will be issued for these trades and transfers. Please visit the Alerus Securties website (www.alerusagstock.com) for GFE units available for sale, offers to purchase and recent sales; or you can call Alerus Securities toll free at 800-279-3200, ext. 3402. You can also access Alerus using the link on our GFE website: “Trading Capital Units”.
SPECIAL NOTE TO NON-MINNESOTA RESIDENTS:
If we did not receive your signed AWC forms by November 15th, we withheld 25% of your distribution amount for Minnesota income tax. All non-Minnesota members who had the 25% withheld, but returned the signed AWC forms to our office before December 31, 2007, will have this money refunded in full by the end of January 2008. For those of you that did not send back your signed AWC forms, we will be filing our return and paying to the State of Minnesota on your behalf at the maximum state tax rate. The difference between the amount withheld from your distribution and the amount paid to the State of Minnesota will be returned to you after the State of Minnesota has acknowledged receipt of our tax filing and payment. Please give us a call if you have any questions regarding the AWC forms.
I would also like to extend a big Thank You to the rest of the administrative staff here at GFE...Angela, Denise and Kelly...for all of their hard work and dedication this past year. Much of what they do daily is “behind the scenes” but nonetheless important to all of us.
We hope you enjoy the rest of the winter — stay warm!
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Since the addition of our cold lime softening water treatment plant, pulling water from the Minnesota River and from our on-site storm water retention ponds I estimate our total raw water consumption will be 125 million gallons in CY 2007 or 2.7 gallons of raw water per gallon of denatured alcohol; one of the lowest in our industry. This reduction of water use was a direct result of the higher quality of treated water used. The higher quality water resulted in the ability of GFE to cycle up the cooling tower (our point of heaviest water consumption in our process) and thus reduces our utility water discharge to less than 1/3 of what it was a year earlier. For FY 2007 we were able to operate the CLS plant without having to add additional manpower to our shift crews. The reduction of utility water discharge is a great improvement, however, it is anticipated that our water discharge parameters will change in 2009. We are working diligently with MPCA and the DNR concerning the anticipated changes in the parameter limits and how we can continue to reduce our overall water consumption.
We are also making the necessary plant modifications to incorporate oil extraction equipment into our energy center. The centrifuge is on order and we hope to have this system in operation in early April. Minor building structural changes and additional piping and electrical switch gear will start getting installed right after the first of the year. We expect the installation of this equipment will create another revenue stream from our plant which Tracey talks about in his page of this newsletter. Most of the plant prep work is being performed by our own maintenance technicians as will also be the case for much of the equipment installation.
2007 is drawing to a close and has gone by way too fast. I would like to wish all of you and your families a very Merry Christmas and a prosperous New Year in 2008!

Chad Friese
Risk Manager
I am going to take a little space here and try to sum up the risk management for 2007 going into 2008, Volatile!!! If anyone reading this has any or all of the answers to Tracey’s questions please contact me, in this current market those questions make for some sleepless nights. I realize that Granite Falls Energy does not use wheat in the plant process, but this year wheat has played a major role in commodities pricing and volatile describes it very well. In fact energies and wheat have probably had about as much to do with the price of corn as anything. We are currently looking at huge export demand for corn, possibly record all time demand and could still have a carry over stocks number of 1.8 billion bushels. With this large potential carryover corn is currently valued at $4.10 per bushel? Volatile. Here’s a look at wheat, since April 2nd thru the writing of this article in mid December, wheat has had 31 limit moves on the board either $.30 up or down. In the last 16 weeks it has had at least one limit move of $.30 in all but two of those weeks. This is the type of price action we’ve seen across commodities, whether it’s ethanol $.50 increase in value since the end of September or crude oil which almost topped $100/ barrel. For the core of the commodities corn, beans, and wheat, this volatility has come about due to tight stocks in soybeans and wheat and huge demand in corn that keep it supported long term in order to avoid the stock crunch beans and wheat are going thru. This price explosion across the three core grain commodities is creating a price battle that may not end any time soon, the job of the market is to make sure we get enough of these commodities to supply demand and have a comfortable amount of inventory left in case of a crop production problem the following year. Currently it seems we cannot afford to have any crop issues with any of these crops or lose any acres of any of these crops and prices reflect that. In fact, the market is actually trying to promote certain crops over the others thru price; it is an acreage battle that could be historic in its proportions.
What does all this mean for Granite Falls Energy? As of this writing it means we need to expect that the value of our major supply component, corn, will be higher valued than we would have expected given normal supply and demand parameters. The good news is that the pricing of our major production product, ethanol, has also increased dramatically from expected prices. This continues to give us positive forward outlook for the ethanol industry. Recent developments on the political front are also showing good signs of increased ethanol mandates, which help to support overall ethanol value. While the explosive volatility mentioned above does make for some very stressful days overall out look is much improved from the last newsletter.
I would also like to mention a couple of things Granite Falls Energy is doing in the up coming months to not only diversify risk, but also to also help build ethanol demand. First off is the future addition of the corn oil extraction equipment. The addition of corn oil extraction will give us an added revenue stream and another tie in to other expanding markets as mentioned earlier in Tracey’s article. The added diversification from any or all of these potential markets spreads our risk and broadens our base of business. The other addition for the ‘08 year will be the offering of an E85 blend for use in our local fuel markets. Granite Falls Energy views this as diversification, support of our industry on a local base and hopefully lead to better pricing at the pumps for our community thru transportation savings. We are hoping to be able to work with local retail facilities to supply an excellent and consistent quality E85 for the local consumer. This along with the possible use of blender pumps, which allow the consumer to select the best blend of ethanol to unleaded gasoline for peak performance in their flex fuel vehicles, makes for a very exciting time ahead. Have a very happy new year.
This letter contains forward-looking statements which discuss the future of the ethanol industry and our future operating and financial performance. Specifically, the forward-looking statements regarding the benefits of reducing our debt load and investing in our redundant water supply as well as the anticipated difficulties regarding future crush margins and our environmental permitting involve numerous assumptions, risks and uncertainties including, without limitation, changes in the availability of credit, demand and supply of ethanol, corn production, plant operations and the actions of regulatory authorities. Our actual results or actions may differ materially from these forward looking statements for many reasons, including factors identified in our periodic reports filed with the Securities and Exchange Commission. Please access our reports at www.sec.gov for more information.